Exhibit 99.1

April 17, 2024

Dear Partner:

We are pleased to update you on recent events of Energy Resources 12, L.P. (the “Partnership”, “ER12”, “we”, “our” or “us”). For the fiscal year ended December 31, 2023, the Partnership generated approximately $27.2 million in cash flow from operations. During 2023, we used our cash on-hand and available operational cash flow to pay for the drilling and completion of new wells (approximately $12 million).

In 2023, we paid distributions to limited partners of approximately $32 million, or $2.94 per common unit. So far in 2024, we have paid distributions to our limited partners totaling approximately $3.5 million, or $0.32 per common unit, and since inception of the ER12 program, we have paid approximately $104 million in distributions, or $10.87 per common unit, to our limited partners. We will continue to monitor monthly Partnership distributions in conjunction with the Partnership’s projected cash requirements for operations and capital expenditures for new wells and debt service.

As we have disclosed in our recent filings with the Securities and Exchange Commission (SEC), the state of North Dakota informed us that we must start paying taxes on behalf of the limited partners in this program. We paid approximately $365,000 (about $0.033 per common unit) in withholding taxes on behalf of the limited partners in May 2023 for the 2021 tax year. In addition, we recently made additional tax withholding payments to the state of North Dakota for tax years 2022 (approximately $532,000, or $0.048 per common unit) and 2023 (approximately $142,000, or $0.013 per common unit). Your proportionate share of these tax payments, and any payments made for future tax years will be reflected in the K-1 tax forms you receive from us. Please continue to consult with your tax advisor when reviewing your K-1s. As a reminder, these tax withholding payments made on your behalf reduce your equity basis in the program.

At December 31, 2023, the Partnership had eight (8) wells in varying stages of the drilling and completion process. In addition, the Partnership has elected to participate in the drilling of 16 additional new wells proposed by its operators. The drilling and completion of these 24 wells will likely occur through at least the third quarter of 2024, and the related capital expenditures are expected to be incurred through the end of 2024. The estimated proportionate capital costs for the Partnership to complete these 24 wells are between approximately $1.5 and $2.0 million.

As operations have continued to be cash flow positive, we remain optimistic for the future of ER12. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyresources12.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy Resources 12 GP, LLC

Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 15, 2024. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.